Exhibit 10.40

AMENDMENT NO. 2 TO

AGREEMENT

This Amendment No. 2 to Agreement, effective as of March 3, 2011 (the “Amendment”), between LCI Holding Company, Inc., a Delaware corporation (the “Company”), LifeCare Holdings, Inc., a Delaware corporation with its principal place of business at 5340 Legacy Drive, Suite 150, Plano, TX 75024 (the “Principal Subsidiary”), and Phillip B. Douglas, of Plano, Texas (the “Executive”), amends the Agreement between the parties dated as of January 30, 2006 and amended effective as of April 15, 2008 (the “Amended Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended Employment Agreement.

WHEREAS, the Company and Executive wish to amend the terms of the Amended Employment Agreement in connection with the continuation of their employment relationship and the Executive’s appointment to the position of Chairman and Chief Executive Officer;

WHEREAS, the Company has determined that it is in the best interests of the Company, its subsidiaries, and its stockholders to enter into this Amendment; and

WHEREAS, the Company wishes to assure itself of the continued services of the Executive, and the Executive is willing to be so employed by the Company, upon the terms and conditions provided in the Amended Employment Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Amendment, the parties hereby agree:

1. Section 3(a) is hereby amended by deleting the word “President” and replacing it with “Chairman and Chief Executive Officer”.

2. Section 4(a) is hereby amended by replacing “Three Hundred Twenty Five Thousand Dollars ($325,000.00)” with “Five Hundred and Fifty Thousand Dollars ($550,000.00)”.

3. The last sentence of Section 4(f) is hereby deleted in its entirety and replaced with the following: “Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A (including the regulations thereunder, “Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.”

4. The third sentence of Section 5(b)(i) is hereby deleted in its entirety and replaced with the following: “In addition, the Company will pay to the Executive a Pro-Rated Annual Bonus for the fiscal year in which termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan (which shall in all events be no later than two and one-half months following the end of the fiscal year for which such bonuses are earned) or, if later, on the sixtieth (60th) calendar day following the date the Executive’s employment terminates.”

5. The fifth sentence of Section 5(b)(i) is hereby deleted in its entirety and replaced with the following: “Except for the payment of Final Compensation, any obligation of the Company to the Executive hereunder, however, is conditioned upon the Executive signing and returning to the Company (without revoking) a timely and effective release of claims in the form attached hereto as Appendix A following termination of the Executive’s employment hereunder by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such release submitted by such deadline, the “Employee Release”).”

6. Section 5(d) is hereby deleted in its entirety and replaced with the following: “The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to Final Compensation, then until the conclusion of the period of twenty-four (24) months following the date of termination (the “Severance Pay Period”), the Company shall pay the Executive the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans under the federal law known as “COBRA”, provided that the Executive is entitled to continue such participation under applicable law and plan terms. In addition, the Company shall pay the Executive a bonus (the “Termination Bonus”) equal to two (2) times the lesser of (i) 60% of the Executive’s Base Salary in effect on the date of termination, or (ii) the Annual Bonus paid to the Executive in respect of the immediately preceding fiscal year (or if no such Annual Bonus was paid to the Executive in respect of the preceding fiscal year, $0). The Termination Bonus shall be payable in two equal installments, with the first installment payable on the date that is sixty (60) calendar days following the date the Executive’s employment terminates (the “First Installment Payment Date”) and the second installment payable on the date that is twelve (12) months following the First Installment Payment Date. Subject to Section 26(b) below, the Base Salary payments to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the sixtieth (60th) calendar day following the date the Executive’s employment terminates. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(d) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release.”

7. The paragraph that immediately follows Section 5(e)(iii) is hereby deleted in its entirety and replaced with: “In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with

Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation signing and return of a timely and effective Employee Release. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(e) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release.”

8. Section 5(f) is hereby amended by replacing “thirty (30) days’ notice” with “ninety (90) days’ notice”.

9. Section 5(g)(i) is hereby deleted in its entirety and replaced with: “If a Change of Control occurs hereafter and, within twelve months following such Change of Control, the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Executive under Section 5(d) or Section 5(e) hereof and in addition to Final Compensation, and provided that the Executive signs a timely and effective Employee Release following termination of employment, on the sixtieth (60th) calendar day following the date the Executive’s employment terminates (subject to Section 26(b) below) the Company shall pay: (A) a lump sum payment to the Executive equal to two (2) times the current annual Base Salary; and (B) a lump sum payment to the Executive equal to the Termination Bonus. The Company will additionally pay the full cost of the Executive’s continued participation in the Company’s group health and dental insurance plans under the federal law known as “COBRA” for so long as the Executive remains entitled to continue such participation under applicable law and plan terms, to a maximum of twenty-four (24) months. In addition, the Board shall cause the Accelerated Option to vest on the date the Executive’s employment terminates, and the Executive may exercise the Accelerated Option as of the date immediately following the later of (i) the effective date of the Employee Release or (ii) the date that the Chair of the Board receives the Employee Release, signed by the Executive. In the event of termination hereunder, payment by the Company of any amounts that may be due the Executive under this Section 5(g) shall constitute the entire obligation of the Company to the Executive and, except for Final Compensation, any obligation of the Company to the Executive hereunder is conditioned upon the Executive signing a timely and effective Employee Release.”

10. The following sentence is hereby added to the end of Section 5(g)(ii): “Notwithstanding anything to the contrary herein, in the event that an event (or series of events) occurs that meets the definition of “Change of Control” but that does not also constitute a “change in control event” as defined in Treasury Regulation § 1.409A-3(i)(5)(i), amounts, if any, to be paid or provided under Section 5(g)(i) by reason of a termination following such event or series of events shall be paid or provided in accordance with the payment timing rules of Section 5(d).”

11. Section 9(a) is hereby amended by replacing “eighteen (18) months” with “twenty-four (24) months”.

12. The Amended Employment Agreement as amended by this Amendment (as so amended, the “Second Amended Employment Agreement”) is confirmed as being in full force and effect. The Second Amended Employment Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior and current understandings and agreements, whether written or oral. This Amendment may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors, executors, administrators, heirs and permitted assigns. The Second Amended Employment Agreement is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	LCI HOLDING COMPANY, INC.

/s/ Phillip B. Douglas	By:	/s/ Chris A. Walker
Phillip B. Douglas	Name:	Chris A. Walker
	Title:	Chief Financial Officer

LIFECARE HOLDINGS, INC.

	By:	/s/ Chris A. Walker
	Name:	Chris A. Walker
	Title:	Chief Financial Officer